EXHIBIT 21
SUBSIDIARIES OF NAUTILUS, INC.

Nautilus, Inc., a Washington corporation
Nautilus Fitness Canada, Inc., a Canadian corporation
Nautilus (Shanghai) Fitness Co., Ltd., a Chinese corporation
Nautilus (Shanghai) Fitness Equipments Co., Ltd., a Chinese corporation
OF Holdings, Inc., a Delaware corporation
Octane Fitness, LLC, a Minnesota limited liability company
US Octane Fitness Limited, a Hong Kong corporation
Octane Fitness International, B.V., a Netherlands corporation
Octane Fitness UK Ltd, a United Kingdom corporation